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                                                                    EXHIBIT 99.1



                 WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES

             Computation of Ratio of Earnings to Fixed Charges and
                           Preferred Stock Dividends

                       Twelve Months Ended June 30, 1996
                                  (Unaudited)

                             (Dollars in Thousands)

FIXED CHARGES AND PRE-TAX PREFERRED STOCK DIVIDENDS:

   Interest Expense. . . . . . . . . . . . . . . . . . . . . . . .                  $    29,771
   Amortization of Debt Premium, Discount and Expense. . . . . . .                          241
   Interest Component of Rentals . . . . . . . . . . . . . . . . .                           64
                                                                                    -----------
        Total Fixed Charges. . . . . . . . . . . . . . . . . . . .                       30,076
   Pre-tax Preferred Dividends . . . . . . . . . . . . . . . . . .                        2,130
                                                                                    -----------

        Total. . . . . . . . . . . . . . . . . . . . . . . . . . .                  $    32,206
                                                                                    ===========


   Preferred Dividends . . . . . . . . . . . . . . . . . . . . . .                  $     1,333
   Effective Income Tax Rate . . . . . . . . . . . . . . . . . . .                        .3742
   Complement of Effective Income Tax Rate (1 - Tax Rate). . . . .                        .6258

   Pre-Tax Preferred Dividends . . . . . . . . . . . . . . . . . .                  $     2,130
                                                                                    ===========

EARNINGS:

   Net Income. . . . . . . . . . . . . . . . . . . . . . . . . . .                  $    87,015
   Add:
        Income Taxes Applicable to Operating Income. . . . . . . .                       53,025
        Income Taxes Applicable to Other Income (Loss) - Net . . .                       (1,004)
        Total Fixed Charges. . . . . . . . . . . . . . . . . . . .                       30,076
                                                                                    -----------
   Total Earnings. . . . . . . . . . . . . . . . . . . . . . . . .                  $   169,112
                                                                                    ===========
   Ratio of Earnings to Fixed Charges and
        Preferred Stock Dividends. . . . . . . . . . . . . . . . .
                                                                                            5.3
                                                                                    ===========














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